BRITISH
COLUMBIA

Certified to be a true photocopy of the original
document of which it purports to be a copy

Dated at Vancouver, British Columbia this
17 day of October, 2002

A Commissioner for taking Affidavits for
British Columbia, A Notary Public in
and for the Province of British Columbia BRIAN ALAN MASON

NUMBER: **A-57848**

COMPANY ACT

CERTIFICATE OF REGISTRATION

I Hereby Certify *that*

AQUASOL ENVIROTECH LTD.

has this day been registered as an extraprovincial company
under the *Company Act*

Issued *under my hand at Victoria, British Columbia*

on October 11, 2002

JOHN S. POWELL
Registrar of Companies
PROVINCE OF BRITISH COLUMBIA
CANADA